Qrons Announces Upgrade to OTCQB Market
Trading Continues Under Ticker "QRON"

New York, NY, August 12, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE– Qrons Inc. (OTCQB:QRON) an emerging biotechnology company developing advanced stem cell-synthetic hydrogel-based solutions for the treatment of traumatic brain injuries, including concussions and penetrating injuries, announced today that its common stock commenced trading today on the OTCQB Venture Market (OTCQB) after successfully upgrading  from the  Pink Market.

While Qrons has been a fully reporting company since its inception, the Company believes that the move to OTCQB will provide investor benefits including enhanced reporting standards, greater access to analyst coverage and news services, management certification and more comprehensive compliance requirements.

Jonah Meer, Qrons' Chief Executive Officer, commented, "We anticipate that the broader exposure afforded by the OTCQB Venture Market will raise our visibility within the investment community, assist in increasing the liquidity of our common stock and help to broaden our shareholder base. Upgrading to OTCQB is a significant milestone for any company, as it provides shareholders and potential investors with greater transparency and liquidity and will help generate exposure of our company to institutional investors."

The OTCQB is a venture market designed for early-stage and developing US and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. To learn more, visit OTCQB at www.otcmarkets.com.

About Qrons Inc.

Headquartered in New York City, Qrons is a publicly traded emerging biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries and concussions. The Company has two product candidates for treating TBIs, both integrating proprietary, modified mesenchymal stem cells (MSCs) and smart synthetic material, QS100™, an injury specific, 3D printable, implantable MSCs-synthetic hydrogel, to treat penetrating brain injuries and QS200™, an injectable MSCs-synthetic hydrogel for the treatment of diffused injuries commonly referred to as concussions. The Company entered into a license and research funding agreement ("License Agreement") and related service agreements with Ariel Scientific Innovations Ltd., a wholly owned subsidiary of Ariel University, based in Ariel, Israel. In consideration for payments under the License Agreement, the Company received an exclusive worldwide royalty-bearing license in Ariel patents and know-how to develop and commercialize products for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding. The Company entered into a Sponsored Research Agreement with Dartmouth College funding further research with Professor Chenfeng Ke and his team in the Chemistry Department, aiming to develop innovative 3D printable, biocompatible advanced materials. The Company is negotiating a worldwide, royalty-bearing, exclusive license with Dartmouth for Professor Ke's 3D printable materials in the field of human and animal health. Please visit http://www.qrons.com.

Forward Looking Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Qrons Inc.
Jonah Meer
Chief Executive Officer
212-945-2080